Exhibit 99.1

Contacts:

Investors and Analysts: David Black 404.266.4490 / david.black@statebt.com

National and Atlanta Media: David Rubinger 404.502.1240 / david@rubinger.com

Middle Georgia Media: Tom Woodbery 478.796.6007 / tom.woodbery@statebt.com

State Bank Reports 3rd Quarter Net Income of $17.1 Million;

$104.2 Million Organic Loan Growth in the Quarter

ATLANTA, November 14, 2011 — State Bank Financial Corporation (NASDAQ: STBZ) today announced unaudited financial results for the quarter ended September 30, 2011.  Net income for the quarter was $17.1 million, bringing the company’s year-to-date net income to $33.9 million. Fully diluted earnings per share were $.53 for the quarter and $1.04 year-to-date.  Tangible book value per share at September 30, 2011 climbed to $12.04.

“Our positive 3rd quarter results reflect a combination of continued success in liquidating the problem assets acquired in the failed bank transactions, booking new high quality assets, and effectively controlling both interest and noninterest expense. While we are pleased with the significant increase in loan accretion over the second quarter, we are very mindful of the volatility of this significant part of our income,” said State Bank Chairman and CEO Joe Evans.

Income Statement

Net income for the third quarter of 2011 of $17.1 million, was up from $8.6 million in the second quarter of 2011 due to higher accretion on loans covered by FDIC loss share agreements, strong organic loan growth and a lower cost of funds.  The accretion of the discount on acquired loans will likely contribute to volatility in net interest income in future periods based on periodic reviews of expected cash flows on those loans.

(Dollars in Thousands)	3rd Quarter 2011	2nd Quarter 2011	Net Change
Interest Income on Invested Funds	$3,040	$2,768	$272
Interest & Fees on Loans	10,096	9,174	922
Accretion of Discount on Acquired Loans	36,938	25,139	11,799
Total Interest Income	50,074	37,081	12,993
Interest Expense	4,603	6,457	(1,854)
Net Interest Income	45,471	30,624	14,847
Provision for Loan Losses (Covered Loans)	1,060	1,593	(533)
Provision for Loan Losses (Non-Covered)	2,815	451	2,364
Noninterest Income	6,689	8,166	(1,477)
Noninterest Expense	19,791	20,792	(1,001)
OREO Losses and Expenses	1,998	2,633	(635)
Income Before Taxes	26,496	13,321	13,175
Provision for Taxes	9,392	4,739	4,653
Net Income	$17,104	$8,582	$8,522

Balance Sheet

(Dollars in Thousands)	September 30, 2011	June 30, 2011
Assets
Cash, Cash Equivalents and Investments	$721,104	$732,481
Non-Covered Loans	650,312	546,154
FDIC Loss Share Covered Loans	770,102	814,361
Allowance for Loan Losses (Covered Loans)	2,815	—
Allowance for Loan Losses (Non-Covered Loans)	7,670	6,914
Total Loans Receivable, Net	1,409,929	1,353,601
FDIC Receivable	346,836	468,361
Other Real Estate Owned	95,719	103,560
Other Assets	101,772	108,278
Total Assets	$2,675,360	$2,766,281

Liabilities & Shareholders’ Equity
Noninterest-bearing Deposits	$262,331	$256,087
NOW, Savings & Money Market	1,520,489	1,601,598
Certificates of Deposit	444,167	483,111
Brokered CDs	15,996	18,634
Total Deposits	2,242,983	2,359,430
Other Liabilities	43,246	32,245
Total Liabilities	2,286,229	2,391,675

Shareholders’ Equity	389,131	374,606
Total Liabilities & Shareholders’ Equity	$2,675,360	$2,766,281

Total assets at September 30, 2011 were $2.68 billion, a decrease of $90.5 million, or 2.9 percent, from June 30, 2011.  The largest single component of State Bank’s loan portfolio remains the portfolios acquired from the FDIC under loss share agreements.  At September 30, 2011, these loans had unpaid principal balances of $1.18 billion and recorded investment values of $770.1 million. These amounts compare to $1.30 billion and $814.4 million respectively at June 30, 2011.  The reduction reflects continued liquidation of this portfolio of loans. Non-covered loans were $650.3 million at September 30, 2011 representing a $104.2 million, or 19.1 percent, increase from June 30, 2011. The allowance for loan losses for these non-covered loans at September 30, 2011 was $7.7 million and represented 1.18 percent of those loans. The credit quality of the non-covered loan portfolio continues to be solid with nonperforming loans at the end of the quarter at only $2.3 million.  Other real estate owned, virtually all of which is covered under loss share agreements, totaled $95.7 million at September 30, 2011.

Total deposits at September 30, 2011 were $2.24 billion, compared to $2.36 billion at June 30, 2011, a decrease of $116.4 million, reflecting continued focus on managing down higher cost deposits.  Total shareholders’ equity at September 30, 2011 was $389.1 million, a $14.5 million, or 3.9 percent, increase from June 30, 2011.  Regulatory capital ratios for State Bank Financial Corporation remain at very high levels. At September 30, 2011 the leverage ratio was 14.2 percent and total capital to risk weighted assets was 34.5 percent.

Detailed Results

Consolidated financial statements and management discussion and analysis covering the quarter and nine months ended September 30, 2011 are contained in the company’s Form 10-Q filed today and available in the Investors section of www.stateBT.com or http://www.snl.com/IRWebLinkX/docs.aspx?iid=4249236.

Conference Call

State Bank Chairman and CEO Joe Evans, Vice Chairman, President and Chief Credit Officer Kim Childers and Chief Financial Officer Tom Callicutt will discuss financial and business results for the quarter on a conference call today at 4:00 p.m. EST.  The dial in number is 1.800.708.3120.  Please dial in 10 minutes prior to the start of the call to register. You will be asked to provide your name and affiliation/company to join the call. A replay of the conference call will be available shortly after the call’s completion at http://www.snl.com/IRWebLinkX/presentations.aspx?iid=4249236.

About State Bank Financial Corporation and State & Trust Company

State Bank Financial Corporation (NASDAQ:STBZ) is the holding company for State Bank & Trust Company, one of Georgia’s best-capitalized banks, with $2.68 billion in assets as of September 30, 2011. State Bank has locations in Metro Atlanta and Bibb, Houston, Dooly, and Jones counties in Middle Georgia. State Bank Financial Corporation is headquartered in Atlanta and State Bank & Trust Company is headquartered in Macon, Georgia.

State Bank was named the top performing bank in the United States by Bank Director magazine’s 2011 Bank Performance Scorecard, a ranking of the 150 largest U.S. publicly-traded banks and thrifts based on 2010 calendar-year financials.

Since 2009 State Bank has been an active acquirer of the assets and deposits of failed banks in Metro Atlanta and Middle Georgia. To date, State Bank has completed 12 transactions facilitated by the Federal Deposit Insurance Corporation.

To learn more about State Bank, visit www.stateBT.com

STATE BANK & TRUST COMPANY

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Cautionary Note Regarding Forward-Looking Statements

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans, expectations and benefits of our strategic plan, and are thus prospective.  Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, unanticipated losses related to the integration of, and accounting for, acquired assets and assumed liabilities in our FDIC-assisted transactions, access to funding sources, greater than expected noninterest expenses, volatile credit and financial markets both domestic and foreign, potential deterioration in real estate values, regulatory changes and excessive loan losses, any or all of which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.